Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Michael C. Gazmarian
Vice President, CFO and Treasurer
Insteel Industries, Inc.
(336) 786-2141, Ext. 3020

INSTEEL INDUSTRIES REPORTS SECOND QUARTER 2017 FINANCIAL RESULTS

MOUNT AIRY, N.C., April 20, 2017 – Insteel Industries, Inc. (NasdaqGS: IIIN) today announced financial results for its second quarter ended April 1, 2017.

Second Quarter 2017 Results

Net earnings for the second quarter of fiscal 2017 increased to $7.4 million, or $0.39 per share, from $7.2 million, or $0.38 per share, in the same period a year ago. Insteel’s results were favorably impacted by widening spreads between selling prices and raw material costs and lower operating expenses relative to the prior year quarter.

Net sales decreased 5.8% to $101.2 million from $107.4 million in the prior year quarter, reflecting a 6.9% decrease in shipments and a 1.1% increase in average selling prices. Shipments increased 5.6% sequentially from the first quarter of fiscal 2017 while average selling prices increased 2.0%. Gross margin widened 80 basis points to 18.1% from 17.3% due to higher spreads, which were offset by the decrease in shipments and higher unit conversion costs on lower production volumes.

Cash flow from operations increased to $13.3 million from $11.4 million in the prior year quarter primarily due to the relative changes in net working capital and the increase in earnings. Net working capital provided $3.2 million of cash compared with $0.4 million in the prior year quarter.

Six Month 2017 Results

Net earnings for the first six months of fiscal 2017 decreased to $11.9 million, or $0.62 per diluted share, from $13.9 million, or $0.73 per diluted share in the same period a year ago. Net sales decreased 2.4% to $195.0 million from $199.8 million in the prior year period, reflecting lower average selling prices and flat shipments. Gross margin narrowed 150 basis points to 16.0% from 17.5% due to lower spreads and higher unit conversion costs on lower production volumes.

Cash flow from operations decreased to $17.1 million from $23.7 million in the prior year period primarily due to the relative changes in net working capital and the decrease in earnings. Net working capital used $1.4 million of cash while providing $1.1 million in the prior year period.

Capital Allocation and Liquidity

Capital expenditures for the first six months of fiscal 2017 increased to $10.7 million from $4.3 million in the prior year period. Capital outlays for fiscal 2017 are expected to total up to $25.0 million largely related to the expansion of the Houston, Texas prestressed concrete strand (“PC strand”) facility, additional investments in engineered structural mesh (“ESM”) manufacturing capabilities and further upgrades of production technology and information systems.

During the second quarter of fiscal 2017, Insteel returned $24.9 million of capital to shareholders through

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1373 Boggs Drive, Mount Airy, NC 27030/PHONE: (336) 786-2141/FAX: (336) 786-2144

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the payment of a special cash dividend of $1.25 per share and two regular quarterly cash dividends of $0.03 per share. Insteel ended the quarter debt-free with $40.2 million of cash and cash equivalents, and no borrowings outstanding on its $100.0 million revolving credit facility.

Outlook

“Looking ahead to the second half of fiscal 2017, we expect increasing shipments driven by continued growth in the construction sector together with the usual seasonal upturn in demand,” commented H.O. Woltz III, Insteel’s president and CEO. “Recent leading indicators for private construction are signaling further expansion, which should be supported by rising public construction activity later in the year. We expect the higher operating volumes coupled with targeted process improvements will translate into lower manufacturing costs at our facilities. We should also benefit from the cost reductions anticipated at our Houston PC strand facility as we begin to ramp up the new raw material cleaning and production lines.”

Conference Call

Insteel will hold a conference call at 10:00 a.m. ET today to discuss its second quarter financial results. A live webcast of this call can be accessed on Insteel’s website at http://investor.insteel.com/events.cfm and will be archived for replay until the next quarterly conference call.

About Insteel

Insteel is the nation’s largest manufacturer of steel wire reinforcing products for concrete construction applications. Insteel manufactures and markets PC strand and welded wire reinforcement, including ESM, concrete pipe reinforcement and standard welded wire reinforcement. Insteel’s products are sold primarily to manufacturers of concrete products that are used in nonresidential construction. Headquartered in Mount Airy, North Carolina, Insteel operates ten manufacturing facilities located in the United States.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words “believes,” “anticipates,” “expects,” “estimates,” “appears,” “plans,” “intends,” “may,” “should,” “could” and similar expressions are intended to identify forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, they are subject to a number of risks and uncertainties, and we can provide no assurances that such plans, intentions or expectations will be implemented or achieved. Many of these risks and uncertainties are discussed in detail, and are updated from time to time in our filings with the U.S. Securities and Exchange Commission (the “SEC”), in particular in our Annual Report on Form 10-K for the year ended October 1, 2016.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made and we do not undertake any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as may be required by law.

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It is not possible to anticipate and list all risks and uncertainties that may affect our future operations or financial performance; however, they include, but are not limited to, the following: general economic and competitive conditions in the markets in which we operate; changes in the spending levels for nonresidential and residential construction and the impact on demand for our products; changes in the amount and duration of transportation funding provided by federal, state and local governments and the impact on spending for infrastructure construction and demand for our products; the cyclical nature of the steel and building material industries; credit market conditions and the relative availability of financing for us, our customers and the construction industry as a whole; fluctuations in the cost and availability of our primary raw material, hot-rolled steel wire rod, from domestic and foreign suppliers; competitive pricing pressures and our ability to raise selling prices in order to recover increases in raw material or operating costs; changes in United States or foreign trade policy affecting imports or exports of steel wire rod or our products; unanticipated changes in customer demand, order patterns and inventory levels; the impact of fluctuations in demand and capacity utilization levels on our unit manufacturing costs; our ability to further develop the market for ESM and expand our shipments of ESM; legal, environmental, economic or regulatory developments that significantly impact our operating costs; unanticipated plant outages, equipment failures or labor difficulties; and the “Risk Factors” discussed in our Annual Report on Form 10-K for the year ended October 1, 2016 and in other filings made by us with the SEC.

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except for per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	April 1,	April 2,	April 1,	April 2,
	2017	2016	2017	2016

Net sales	$101,159	$107,414	$195,047	$199,805
Cost of sales	82,865	88,799	163,743	164,767
Gross profit	18,294	18,615	31,304	35,038
Selling, general and administrative expense	7,055	7,636	13,319	13,971
Restructuring charges, net	25	100	73	25
Other expense (income), net	10	29	-	(85)
Interest expense	35	40	69	81
Interest income	(48)	(32)	(100)	(50)
Earnings before income taxes	11,217	10,842	17,943	21,096
Income taxes	3,797	3,690	6,063	7,236
Net earnings	$7,420	$7,152	$11,880	$13,860

Net earnings per share:
Basic	$0.39	$0.38	$0.63	$0.75
Diluted	0.39	0.38	0.62	0.73

Weighted average shares outstanding:
Basic	19,004	18,678	18,992	18,601
Diluted	19,224	19,015	19,217	18,949

Cash dividends declared per share	$0.03	$0.03	$1.31	$1.06

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

	(Unaudited)			(Unaudited)
	April 1,	December 31,	October 1,	April 2,
	2017	2016	2016	2016
Assets
Current assets:
Cash and cash equivalents	$40,185	$57,020	$58,873	$36,402
Accounts receivable, net	49,577	44,155	47,389	48,578
Inventories	59,230	61,590	71,186	56,574
Other current assets	3,264	3,258	3,039	2,563
Total current assets	152,256	166,023	180,487	144,117
Property, plant and equipment, net	94,805	92,332	88,193	83,788
Intangibles, net	8,484	8,774	9,063	9,641
Goodwill	6,965	6,965	6,965	6,965
Other assets	8,712	8,463	8,184	7,813
Total assets	$271,222	$282,557	$292,892	$252,324

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$35,605	$29,001	$42,759	$30,654
Accrued expenses	7,222	8,394	11,024	9,096
Dividends payable	-	24,298	-	-
Total current liabilities	42,827	61,693	53,783	39,750
Other liabilities	15,736	15,888	14,543	13,498
Shareholders' equity:
Common stock	19,025	18,985	18,976	18,786
Additional paid-in capital	68,850	68,056	67,817	65,370
Retained earnings	126,325	119,476	139,314	117,066
Accumulated other comprehensive loss	(1,541)	(1,541)	(1,541)	(2,146)
Total shareholders' equity	212,659	204,976	224,566	199,076
Total liabilities and shareholders' equity	$271,222	$282,557	$292,892	$252,324

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	April 1,	April 2,	April 1,	April 2,
	2017	2016	2017	2016
Cash Flows From Operating Activities:
Net earnings	$7,420	$7,152	$11,880	$13,860
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	2,711	2,878	5,729	5,620
Amortization of capitalized financing costs	16	16	32	32
Stock-based compensation expense	876	1,047	1,133	1,276
Deferred income taxes	(277)	(344)	910	871
Asset impairment charges	-	20	-	20
Excess tax benefits from stock-based compensation	(388)	(571)	(488)	(824)
Loss (gain) on sale and disposition of property, plant and equipment	10	31	46	(208)
Increase in cash surrender value of life insurance policies over premiums paid	(287)	(103)	(360)	(96)
Net changes in assets and liabilities:
Accounts receivable, net	(5,422)	(8,210)	(2,188)	(1,796)
Inventories	2,360	12,491	11,956	9,435
Accounts payable and accrued expenses	6,280	(3,844)	(11,132)	(6,503)
Other changes	(5)	787	(430)	2,061
Total adjustments	5,874	4,198	5,208	9,888
Net cash provided by operating activities	13,294	11,350	17,088	23,748

Cash Flows From Investing Activities:
Capital expenditures	(5,239)	(3,393)	(10,656)	(4,334)
Proceeds from surrender of life insurance policies	77	-	77	40
Increase in cash surrender value of life insurance policies	(56)	(45)	(277)	(264)
Proceeds from sale of assets held for sale	-	-	-	180
Proceeds from sale of property, plant and equipment	-	-	-	60
Net cash used for investing activities	(5,218)	(3,438)	(10,856)	(4,318)

Cash Flows From Financing Activities:
Proceeds from long-term debt	79	107	176	172
Principal payments on long-term debt	(79)	(107)	(176)	(172)
Cash dividends paid	(24,869)	(19,163)	(24,869)	(19,722)
Cash received from exercise of stock options	72	1,760	107	3,252
Excess tax benefits from stock-based compensation	388	571	488	824
Payment of employee tax withholdings related to net share transactions	(502)	(297)	(646)	(629)
Financing costs	-	-	-	(11)
Net cash used for financing activities	(24,911)	(17,129)	(24,920)	(16,286)

Net increase (decrease) in cash and cash equivalents	(16,835)	(9,217)	(18,688)	3,144
Cash and cash equivalents at beginning of period	57,020	45,619	58,873	33,258
Cash and cash equivalents at end of period	$40,185	$36,402	$40,185	$36,402

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Income taxes, net	$4,116	$6,339	$4,160	$8,533
Non-cash investing and financing activities:
Purchases of property, plant and equipment in accounts payable	1,152	369	1,152	369
Restricted stock units and stock options surrendered for withholding taxes payable	502	297	646	629

IIIN –  E

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